Exhibit 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 1:00 PM April 23, 2012

Subject: United Bancorp, Inc. Reports a 3.1% increase in Earnings for the Quarter Ended March 31, 2012

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $760,883 for the three months ended March 31, 2012 compared to $737,954 for the three months ended March 31, 2011, an increase of 3.1%. On a per share basis, the Company’s diluted earnings were $0.15 for the three months ended March 31, 2012 and 2011.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income in the first quarter of 2012 generated an annualized 0.71% return on average assets (“ROA”) and an 8.41% return on average equity (“ROE”), compared to 0.69% ROA and 8.26% ROE for same period in 2011. Comparing the quarter ended March 31, 2012 to the first quarter of 2011, the Company’s net interest margin was 3.97% compared to 4.18%, a decrease of 21 basis points. This decrease in the margin resulted in a $123,000 decrease in net interest income for the three months ended March 31, 2012 as compared to the same period in 2011. The provision for loan losses decreased approximately $314,000 from the three months ended March 31, 2012 to the same period in 2011. Net loans charged off did decrease for the three months ended March 31, 2012 as compared to the same period in 2011. Also the Company was able to move those charged off credits through the collection process and into Other Real Estate for Sale and begin to market these properties for sale. As credit quality improves the Company may have the opportunity to further decrease the amount of loan loss provision in the upcoming quarters. Comparing the same periods, customer service fees on deposits increased $86,000. While customer service fees for the three months ended March 31, 2012 is above that of 2011, the level of customer service fees is below those projected in the budget by the Company. As the Company has implemented government imposed regulations in 2011 from the Dodd-Frank Act regarding its courtesy overdraft program, we will continue to experience regulatory requirements that may result in a decrease in customer service fees. In anticipation of these challenges and their potential impact on non-interest income, a variety of cost savings initiatives were implemented in 2011 to reduce the non-interest expense of the Company. Non-interest expense for the three months ended March 31, 2012, excluding the reduction in FDIC Insurance Premiums, decreased by $48,000. Our prior year earnings included $370,000 of securities gains recognized during the three months ended March 31, 2011 as the result of the Company selling its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments and to provide liquidity to restructure the Company’s balance sheet towards higher yielding loan relationships, increasing our average outstanding loans by $10 million. This year’s 3.1% increase in earnings did not have security gains.”

James W. Everson, UBCP’s Chairman, President and CEO stated, “We continue our focus to offset the projected shrink in our net interest margin resulting from current government imposed low interest rate monetary policy by increasing our quality loan production. To accomplish this, we have strengthened our loan production officers in our three regional banking markets. We also continue to intently manage our overhead through further leveraging our recent investment in information technology to bring ongoing efficiencies to our operation that will continue to positively impact our bottom line.” Everson concluded, “But what is truly exciting to our team is the recent activity which is heating up in the Utica and Marcellus Shale movement in Ohio. While it is still in the very early stages and little public information is available, early results in drilling activity are encouraging and 2012 could see a meaningful pick up of oil and gas production. This is huge and all of our offices are within this activity. This could take our area out of its long term recessionary “rust belt” environment with the hope of new economic growth.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $430.7 million and total shareholder’s equity of approximately $36.2 million as of March 31, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (UBCP)
At or for the Quarter Ended March 31,	%
2012	2011	Change
Earnings
Total interest income	$4,691,674	$5,038,058	-6.88%
Total interest expense	1,032,396	1,255,745	-17.79%

Net interest income	3,659,278	3,782,313	-3.25%
Provision for loan losses	333,348	647,576	-48.52%
Customer service fees	530,534	444,099	19.46%
Net realized gains on sale of loans	3,886	29,896	-87.00%
Net realized gains on sale of securities	—	370,145	N/A
Net realized gain on sale of other real estate and repossessions	8,310	—	N/A
Other noninterest income	197,556	220,236	-10.30%
Total noninterest income	740,286	1,064,376	-30.45%
Deposit insurance premiums	74,033	86,994	-14.90%
Noninterest expense (excluding deposit insurance premiums)	3,160,090	3,207,925	-1.49%
Earnings before income taxes	832,093	904,194	-7.97%
Income tax expense	71,210	166,240	-57.16%

Net income	$760,883	$737,954	3.11%
Per share
Earnings per common share - Basic	$0.15	$0.15	0.00%
Earnings per common share - Diluted	0.15	0.15	0.00%
Cash dividends paid	0.14	0.14	0.00%
Annualized yield based on quarter end close	6.25%	7.13%	-12.40%
Book value (end of period)	7.58	7.52	0.80%
Shares Outstanding
Average - Basic	4,771,033	4,753,955	—
Average - Diluted	4,834,213	4,772,218	—
At quarter end
Total assets	$430,707,761	$432,075,873	-0.32%
Total assets (average)	427,639,000	429,884,000	-0.52%
Other real estate and repossessions	1,990,811	2,035,084	-2.18%
Gross loans	278,946,004	277,073,804	0.68%
Allowance for loan losses	(2,908,423)	(2,520,611)	15.39%
Net loans	276,037,581	274,553,193	0.54%
Net loans charged-off	345,994	865,701	-60.03%
Non-performing loans	4,538,116	4,673,000	-2.89%
Certificates of Deposit in other financial institutions	—	1,682,000	-100.00%
Average loans	281,462,000	279,181,000	0.82%
Cash and due from Federal Reserve Bank	38,143,902	18,203,816	109.54%
Securities and other restricted stock	89,207,698	110,037,573	-18.93%
Deposits
Non interest bearing demand	29,014,481	23,771,882	22.05%
Interest bearing demand	125,629,986	111,850,778	12.32%
Savings	64,393,884	55,142,039	16.78%
Time	122,215,914	140,084,901	-12.76%
Total Deposits	341,254,265	330,849,600	3.14%
Advances from the Federal Home Loan Bank	32,843,585	42,329,429	-22.41%
Securities sold under agreements to repurchase	13,247,069	15,146,032	-12.54%
Shareholders' equity	36,183,384	35,751,168	1.21%
Shareholders' equity (average)	36,198,000	35,751,000	1.25%
Stock data
Market value - last close (end of period)	$9.60	$8.41	14.15%
Dividend payout ratio	93.33%	93.33%	0.00%
Price earnings ratio	16.00	x	14.02	x	14.15%
Market price to book value	127%	112%	13.25%
Key performance ratios
Return on average assets (ROA)	0.71%	0.69%	0.02%
Return on average equity (ROE)	8.41%	8.26%	0.15%
Net interest margin (Federal tax equivalent)	3.97%	4.18%	-0.21%
Interest expense to average assets	0.97%	1.17%	-0.20%
Total allowance for loan losses to nonperforming loans	64.09%	53.94%	10.15%
Total allowance for loan losses to total loans	1.04%	0.91%	0.13%
Nonperforming loans to total loans	1.63%	1.69%	-0.06%
Nonperforming assets to total assets	1.52%	1.55%	-0.03%
Net charge-offs to average loans	0.49%	1.24%	-0.75%
Equity to assets at period end	8.40%	8.27%	0.13%